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EXHIBIT 23.1    CONSENT OF GRANT THORNTON LLP



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our reports dated February 15, 2001, except for Note P as to which the date is February 26, 2001, accompanying the consolidated financial statements and schedule included in the Annual Report of AppliedTheory Corporation and its subsidiaries on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said reports in the Registration Statement of AppliedTheory Corporation and its subsidiaries on Form S-8 (File No. 333-83177, effective July 19, 1999) and on Forms S-3 (File No. 333-48518, effective October 24, 2000 and File No. 333-48578, effective October 25, 2000).





/s/ GRANT THORNTON LLP


New York, New York
March 28, 2001